Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 504-576-4150
e-mail: motts@entergy.com

Mark G. Otts
Senior Counsel
Legal Services Department

Exhibit F-2(g)

July 28, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-9751), filed by Entergy Gulf States, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company of one or more new series of first mortgage bonds (the "First Mortgage Bonds"); (2) the order of the Commission dated December 26, 2000 (the "Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the issuance and sale by the Company on July 16, 2003 of $200,000,000 in aggregate principal amount of its First Mortgage Bonds, 5.25% Series due August 1, 2015 (the "Bonds"), I advise you that in my opinion:

(a) the Company is a corporation duly organized and validly existing under the laws of the State of Texas;

(b) the issuance and sale of the Bonds have been consummated in accordance with the Application-Declaration, as amended, and the Order;

(c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than "blue sky" or similar laws, as to which I express no opinion) have been complied with;

(d) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of creditors, rights and by general equitable principles (whether considered in a proceeding in equity or law); and

(e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

I am a member of the bar of the State of Louisiana, and this opinion is limited to the laws of the States of Louisiana, New York, and Texas. In expressing this opinion, I have relied, as to all matters governed by the laws of the State of Texas, upon the opinion of Orgain, Bell & Tucker, L.L.P., Texas counsel for the Company, and, as to all matters governed by the laws of the State of New York, upon the opinion of Thelen Reid & Priest LLP, New York counsel for the Company, which are to be filed as exhibits to a Certificate pursuant to Rule 24 filed by the Company with respect to the issuance and sale of the Bonds.

My consent is hereby given to the use of this opinion as an exhibit to such Certificate pursuant to Rule 24.

Very truly yours,

/s/ Mark G. Otts

Mark G. Otts